Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2011 Financial Results

CHICAGO, Feb. 15, 2012—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2011 financial results. The company reported consolidated revenue of $158.6 million in the fourth quarter of 2011, a 4.9% increase from $151.2 million in the fourth quarter of 2010. Consolidated operating income was $34.1 million in the fourth quarter of 2011, an increase of 5.7% compared with $32.3 million in the same period a year ago. Net income was $28.0 million, or 55 cents per diluted share, in the fourth quarter of 2011, compared with $23.5 million, or 46 cents per diluted share, in the fourth quarter of 2010.

Excluding acquisitions and the effect of foreign currency translations, revenue rose 4.6% in the fourth quarter of 2011. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

For the year ended Dec. 31, 2011, revenue was $631.4 million, an increase of 13.7% compared with $555.4 million in 2010. Revenue for the year included $15.3 million from acquisitions completed in 2010 and $10.1 million from foreign currency translations. Excluding acquisitions and foreign currency translations, revenue rose 9.1%. Consolidated operating income increased 14.3% to $138.4 million, compared with $121.1 million in 2010. Net income was $98.4 million, or $1.92 per diluted share, compared with $86.4 million, or $1.70 per diluted share, in 2010.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We made solid progress in 2011. Our total revenue surpassed the $600 million mark, and organic revenue rose 9%, despite continued market volatility. Morningstar Direct and Investment Consulting were the main drivers of organic growth for the year. Operating margin was flat year over year, partly because of higher salaries and other compensation-related expense.”

He added, “Revenue was down slightly in the fourth quarter on a sequential basis, mainly because of a slowdown in the market and a weaker new-issue pipeline for commercial mortgage-backed securities. We’re more encouraged by market conditions, though, as we enter 2012.”

Mansueto outlined some of the company’s key accomplishments and challenges in 2011:

Accomplishments:

•                  The highlight of the year was the launch of our new forward-looking Analyst Rating for funds and Global Fund Reports. The new ratings—Gold, Silver, Bronze, Neutral, and Negative—are based on a rigorous qualitative research framework developed by our global fund analyst team.

•                  Morningstar Direct, our research platform for institutions, had another record year with a 29% increase in net new seats sold globally, bringing our total to 6,144.

•                  We rated 32% of all new-issue commercial mortgage-backed securities (CMBS) transactions in 2011. We slightly increased our market share, but the meaningful news is we were the number three player in terms of transactions rated. We also announced a surveillance service for residential mortgage-backed securities (RMBS).

•                  We made good progress consolidating our Investment Management businesses into one global division. We established a global investment capability team, providing the foundation to realize our vision of global capabilities and local delivery.

•                  Quality continues to be a key area of focus. We significantly strengthened the quality of our European data. We’re now supplying daily fund pricing data to the Financial Times, and we’ve also been appointed by the Investment Management Association (IMA) in the UK to monitor investment funds classified to IMA sectors.

•                  Three fund companies launched 18 new ETFs based on the Morningstar Indexes. The iShares High Dividend Equity ETF, which is linked to the Morningstar Dividend Yield Focus Index, gathered more assets than any other U.S. ETF launched in 2011.

•                  We were named one of the “100 Best Companies to Work For” by FORTUNE Magazine. Making Morningstar a great place to work is a priority for all of our leaders, and it’s gratifying to receive this recognition.

Challenges:

•                  Although the market was slightly positive for the year, it was also volatile, which creates uncertainty and slows purchasing decisions across our three key audiences: individual investors, advisors, and institutions. Global economic issues, as well as record low interest rates in the United States, affected our clients’ profits. Several variable annuity firms exited the market. All of these factors created headwinds for our business.

•                  Managed retirement assets rose slightly, but we still have work to do in this area to increase our penetration rate among eligible plan participants.

•                  Individual investors continue to be cautious about their investment research spending. Our U.S. Premium Membership subscriptions were 6% lower this year. That said, we have a large audience of engaged investors, and time spent on Morningstar.com per visit is the highest among investing sites.

•                  Although our European operations had strong revenue growth, revenue in our Australian business declined, mainly because of a difficult business environment for investment consulting as well as advertising sales.

International Operations: Revenue from international operations was $46.5 million in the fourth quarter of 2011, an increase of 4.6% from the same period a year ago. Foreign currency translations had a slightly favorable effect. Excluding acquisitions and foreign currency translations, international revenue rose 4.2%.

For the full year, international revenue increased $27.8 million, or 17.7%, including $5.6 million from acquisitions and $10.1 million from foreign currency translations. Excluding acquisitions and foreign currency translations, international revenue improved 7.7%. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $34.1 million in the fourth quarter of 2011, a 5.7% increase from the same period in 2010. Operating expense rose $5.6 million, or 4.7%, in the fourth quarter of 2011. The company completed seven acquisitions in 2010. Because of the timing of these acquisitions, results for both periods in 2011 include operating expense that did not exist in the same periods in 2010.

The largest factor behind the operating expense increase was salary expense, which rose $5.7 million, or 12%, in the fourth quarter of 2011, reflecting salary increases made in July 2011 and additional headcount. In addition, higher sales commissions, rent, and professional fees contributed approximately $4 million to the operating expense increase.

These increases were partially offset because the company capitalized $2.7 million of operating expense in the quarter for software development within several businesses compared with $0.8 million in the fourth quarter of 2010. In addition, operating expense in the fourth quarter of 2010 included $2.0 million related to a previously announced separation agreement between Morningstar and the former head of

Morningstar Associates. This expense did not recur in 2011. In addition, bonus expense declined $0.7 million in the fourth quarter of 2011 compared with the prior-year period.

Morningstar had approximately 3,465 employees worldwide as of Dec. 31, 2011, compared with 3,225 as of Dec. 31, 2010. Headcount grew year over year mainly because of continued hiring in the company’s development centers in China and India as well as in the United States.

Operating margin was 21.5% in the fourth quarter of 2011, compared with 21.4% in the same period in 2010. In 2011, operating margin was 21.9%, compared with 21.8% in 2010. The relatively flat margin in both periods, compared with the prior-year periods, mainly reflects higher salaries and other compensation-related expense as a percentage of revenue offset by higher capitalized operating expense for software development as a percentage of revenue. Capitalized operating expense contributed 1.2 percentage points to the margin improvement in the fourth quarter and 0.7 percentage points in the full year.

Effective Tax Rate:  Morningstar’s effective tax rate in the fourth quarter of 2011 was 22.4%, a decrease of 6.6 percentage points compared with 29.0% for the fourth quarter of 2010. The fourth-quarter 2011 effective tax rate was positively affected by higher estimated tax credits and incentives, effects of tax audit settlements, and the recognition of certain deferred income tax benefits.

In 2011, the company’s effective tax rate was 30.7%, a decrease of 2.4 percentage points compared with 33.1% for 2010. The decrease primarily reflects the positive effect of higher estimated tax credits and incentives (some of which relate to prior years), effects of tax audit settlements, and the recognition of certain deferred income tax benefits. Additionally, in 2010, the use of foreign net operating losses that had previously been subject to a valuation allowance reduced the effective tax rate. This benefit did not recur in 2011.

Free Cash Flow:  Morningstar generated free cash flow of $50.0 million in the fourth quarter of 2011, reflecting cash provided by operating activities of $58.6 million and $8.6 million of capital expenditures. Free cash flow improved by $13.8 million compared with the fourth quarter of 2010 as cash provided by operating activities was up $15.4 million and capital expenditures rose $1.6 million.

In 2011, Morningstar generated free cash flow of $141.7 million, reflecting cash provided by operating activities of $165.0 million and capital expenditures of $23.3 million. Cash provided by operating activities in 2011 rose $41.6 million, primarily reflecting the positive effect of changes in operating assets and liabilities and higher net income (adjusted for non-cash items), partially offset by a $16.1 million increase in bonuses paid in the first quarter of 2011.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of Dec. 31, 2011, Morningstar had cash, cash equivalents, and investments of $470.2 million, compared with $365.4 million as of Dec. 31, 2010. Morningstar expects to make annual bonus payments of approximately $43 million in the first quarter of 2012, compared with $37.5 million in the first quarter of 2011. In 2011, the company used $40.7 million of cash for its stock repurchase program. Of the $300 million authorized under the program, Morningstar has purchased 798,337 shares for $44.5 million as of Dec. 31, 2011.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM (including Morningstar Office); Morningstar.com®, including Premium Memberships and Internet advertising sales; and Morningstar DirectSM.

•                  Revenue was $126.6 million in the fourth quarter of 2011, up 5.2% from $120.4 million in the fourth quarter of 2010.

•                  Acquisitions contributed revenue of $0.3 million in the fourth quarter of 2011.

•                  Morningstar Direct, Integrated Web Tools, and Licensed Data were the major contributors to organic revenue growth. Licenses for Morningstar Direct rose 28.7% to 6,144. Premium Membership subscriptions for Morningstar.com fell 5.6% to 130,354. Principia subscriptions were down 4.3% to 31,270, and Advisor Workstation licenses rose slightly to 160,287.

•                  Operating income was $30.7 million in the fourth quarter of 2011, compared with $31.6 million in the same period in 2010. Operating expense in this segment rose $7.2 million, or 8.1%, primarily because of higher salaries and, to a lesser extent, higher bonus and commission expense.

•                  Operating margin was 24.2% in the fourth quarter of 2011 versus 26.3% in the prior-year period. The margin decline primarily reflects higher salaries and, to a lesser extent, bonus expense as a percentage of revenue. Acquisitions did not significantly affect this segment’s operating margin.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Solutions, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $32.0 million in the fourth quarter of 2011, a 3.8% increase from $30.8 million in the same period in 2010. The revenue increase was smaller than the growth in average assets because assets as of Dec. 31, 2011 (described below) include additional assets for existing fund-of-funds programs for which Morningstar now receives asset-based fees versus flat fees.

•                  Retirement Solutions, Morningstar Managed Portfolios, and Investment Consulting all made positive contributions to revenue growth.

•                  Assets under advisement and management for Investment Consulting were $140.4 billion as of Dec. 31, 2011, compared with $111.4 billion as of Dec. 31, 2010. More than 75% of the increase reflects additional assets for existing fund-of-funds programs for which Morningstar now receives asset-based fees. The rest of the increase reflects net client flows and market performance. Assets under management and advisement for Retirement Solutions were $37.4 billion as of Dec. 31, 2011, versus $35.1 billion as of Dec. 31, 2010. Assets under management for Morningstar Managed Portfolios were $3.0 billion as of Dec. 31, 2011, compared with $2.7 billion as of Dec. 31, 2010.

•                  Operating income was $16.1 million in the fourth quarter of 2011, an increase of 2.4% compared with the fourth quarter of 2010. Operating expense in the segment was $15.9 million, an increase of $0.8 million compared with the fourth quarter of 2010. Higher non-U.S. operating expense as well as higher professional fees in the United States were partially offset by lower bonus expense. In addition, the company’s 2010 results included $2.0 million related to a previously announced separation agreement between Morningstar and the former head of Morningstar Associates.

•                  Operating margin was 50.2% in the fourth quarter of 2011 versus 50.9% in the prior-year period, because of higher expense outside the United States and, to a lesser extent, higher professional fees as a percentage of revenue. These increases were partially offset by lower bonus expense as a percentage of revenue. In addition, the separation agreement had a negative effect on the 2010 margin.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Intangible amortization, which represents the majority of expense in this category, was $7.2 million in the fourth quarter of 2011, a slight decrease of $0.1 million compared with the same period in 2010. Corporate depreciation expense was $1.9 million in the fourth quarter, essentially unchanged from the prior-year period.

Corporate Unallocated:  This category includes costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. It also includes capitalization of internal product development costs. Costs in this category were $3.5 million in the quarter, a decrease of $2.4 million, or 40.3%, because the company capitalized $2.7 million of operating expense. In the fourth quarter of 2010, the company capitalized $0.8 million of operating expense for software development. Lower bonus expense in the fourth quarter of 2011 also contributed to the decrease, but to a lesser extent.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 15, 2012, at the Chicago Botanic Garden, Alsdorf Auditorium, 1000 Lake Cook Road, Glencoe, Illinois. If you are interested in attending, please send an email to investors@morningstar.com.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 375,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 8 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its registered investment advisor subsidiaries and has more than $180 billion in assets under advisement and management as of Dec. 31, 2011. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including ongoing economic weakness and uncertainty; the effect of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; the increasing concentration of data and development work carried out at our offshore facilities in China and India; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to successfully integrate acquisitions; challenges faced by our non-U.S. operations; and a prolonged outage of our database and network facilities. A more complete description of these risks and uncertainties can be found in our other filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K for the year ended December 31, 2010. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expect. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined,”or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

###

©2012 Morningstar, Inc.  All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in thousands, except per share amounts)	2011	2010	change		2011	2010	change

Revenue	$158,571	$151,153	4.9%		$631,400	$555,351	13.7%
Operating expense(1):
Cost of goods sold	48,203	42,301	14.0%		182,132	157,068	16.0%
Development	14,006	13,753	1.8%		53,157	49,244	7.9%
Sales and marketing	26,197	25,596	2.3%		106,699	95,473	11.8%
General and administrative	24,829	25,632	(3.1%	)	108,084	92,843	16.4%
Depreciation and amortization	11,201	11,582	(3.3%	)	42,913	39,664	8.2%
Total operating expense	124,436	118,864	4.7%		492,985	434,292	13.5%
Operating income	34,135	32,289	5.7%		138,415	121,059	14.3%
Operating margin	21.5%	21.4%	0.1pp		21.9%	21.8%	0.1pp

Non-operating income (expense), net:
Interest income, net	1,219	745	63.6%		2,361	2,437	(3.1%	)
Other income (expense), net	286	(61)	NMF		(652)	4,295	NMF
Non-operating income, net	1,505	684	120.0%		1,709	6,732	(74.6%	)

Income before income taxes and equity in net income of unconsolidated entities	35,640	32,973	8.1%		140,124	127,791	9.7%
Income tax expense	8,073	9,619	(16.1%	)	43,658	42,756	2.1%
Equity in net income of unconsolidated entities	451	246	83.3%		1,848	1,422	30.0%
Consolidated net income	28,018	23,600	18.7%		98,314	86,457	13.7%
Net (income) loss attributable to noncontrolling interests	(63)	(97)	(35.1%	)	43	(87)	NMF
Net income attributable to Morningstar, Inc.	$27,955	$23,503	18.9%		$98,357	$86,370	13.9%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.56	$0.47	19.1%		$1.96	$1.75	12.0%
Diluted	$0.55	$0.46	19.6%		$1.92	$1.70	12.9%
Weighted average common shares outstanding:
Basic	49,883	49,523			50,032	49,249
Diluted	50,732	50,761			50,988	50,555

	Three months ended December 31		Year ended December 31
	2011	2010	2011	2010
(1) Includes stock-based compensation expense of:
Cost of goods sold	$1,082	$891	$4,150	$3,473
Development	498	481	2,086	1,840
Sales and marketing	479	428	1,871	1,786
General and administrative	1,801	1,656	7,196	6,694
Total stock-based compensation expense	$3,860	$3,456	$15,303	$13,793

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended December 31			Year ended December 31
	2011	2010	change	2011	2010	change

Revenue	100.0%	100.0%	—	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	30.4%	28.0%	2.4pp	28.8%	28.3%	0.5pp
Development	8.8%	9.1%	(0.3)pp	8.4%	8.9%	(0.5)pp
Sales and marketing	16.5%	16.9%	(0.4)pp	16.9%	17.2%	(0.3)pp
General and administrative	15.7%	17.0%	(1.3)pp	17.1%	16.7%	0.4pp
Depreciation and amortization	7.1%	7.7%	(0.6)pp	6.8%	7.1%	(0.3)pp
Total operating expense(2)	78.5%	78.6%	(0.1)pp	78.1%	78.2%	(0.1)pp
Operating margin	21.5%	21.4%	0.1pp	21.9%	21.8%	0.1pp

	Three months ended December 31			Year ended December 31
	2011	2010	change	2011	2010	change
(1) Includes stock-based compensation expense of:
Cost of goods sold	0.7%	0.6%	0.1pp	0.7%	0.6%	0.1pp
Development	0.3%	0.3%	—	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—	0.3%	0.3%	—
General and administrative	1.1%	1.1%	—	1.1%	1.2%	(0.1)pp
Total stock-based compensation expense(2)	2.4%	2.3%	0.1pp	2.4%	2.5%	(0.1)pp

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
($000)	2011	2010	2011	2010

Operating activities
Consolidated net income	$28,018	$23,600	$98,314	$86,457
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	11,201	11,582	42,913	39,664
Deferred income tax (benefit) expense	(2,877)	(1,558)	(4,436)	211
Stock-based compensation expense	3,860	3,456	15,303	13,793
Equity in net income of unconsolidated entities	(451)	(246)	(1,848)	(1,422)
Excess tax benefits from stock-option exercises and vesting of restricted stock units	(1,904)	(2,418)	(9,525)	(7,507)
Holding gain upon acquisition of additional ownership of equity method investments	—	509	—	(4,564)
Other, net	(854)	(654)	1,829	323
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,455)	(16,398)	(3,858)	(23,652)
Other assets	732	167	2,728	(2,341)
Accounts payable and accrued liabilities	454	(2,784)	(4,821)	(759)
Accrued compensation	13,418	14,436	10,176	12,166
Deferred revenue	8,960	7,690	9,578	5,752
Income taxes - current	1,309	4,260	10,751	4,569
Deferred rent	(46)	922	(1,030)	1,364
Other liabilities	295	746	(1,098)	(638)
Cash provided by operating activities	58,660	43,310	164,976	123,416
Investing activities
Purchases of investments	(38,495)	(58,240)	(320,193)	(186,283)
Proceeds from maturities and sales of investments	29,447	37,732	234,868	214,929
Capital expenditures	(8,633)	(7,070)	(23,322)	(14,771)
Acquisitions, net of cash acquired	—	(13,627)	300	(102,324)
Other, net	(3,295)	(330)	(2,420)	500
Cash used for investing activities	(20,976)	(41,535)	(110,767)	(87,949)
Financing activities
Proceeds from stock-option exercises, net	2,072	4,013	8,702	9,220
Excess tax benefits from stock-option exercises and vesting of restricted stock units	1,904	2,418	9,525	7,507
Common shares repurchased	(12,146)	(3,785)	(40,672)	(3,785)
Dividends paid	(2,502)	—	(10,041)	—
Other, net	253	112	(110)	(417)
Cash provided by (used for) financing activities	(10,419)	2,758	(32,596)	12,525
Effect of exchange rate changes on cash and cash equivalents	(1,098)	(229)	(1,352)	1,688
Net increase in cash and cash equivalents	26,167	4,304	20,261	49,680
Cash and cash equivalents—Beginning of period	174,270	175,872	180,176	130,496
Cash and cash equivalents—End of period	$200,437	$180,176	$200,437	$180,176

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended December 31		Year ended December 31
($000)	2011	2010	2011	2010

Cash provided by operating activities	$58,660	$43,310	$164,976	$123,416
Less: Capital expenditures	(8,633)	(7,070)	(23,322)	(14,771)
Free cash flow	$50,027	$36,240	$141,654	$108,645

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
($000)	2011	2010

Assets
Current assets:
Cash and cash equivalents	$200,437	$180,176
Investments	269,755	185,240
Accounts receivable, net	113,312	110,891
Deferred tax asset, net	5,104	2,860
Income tax receivable, net	7,445	10,459
Other	15,980	17,654
Total current assets	612,033	507,280

Property, equipment, and capitalized software, net	68,196	62,105
Investments in unconsolidated entities	27,642	24,262
Goodwill	318,492	317,661
Intangible assets, net	139,809	169,023
Other assets	5,912	5,971
Total assets	$1,172,084	$1,086,302

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$41,403	$42,680
Accrued compensation	73,124	62,404
Deferred revenue	155,494	146,267
Other	612	1,373
Total current liabilities	270,633	252,724

Accrued compensation	5,724	4,965
Deferred tax liability, net	15,940	19,975
Other long-term liabilities	22,771	27,213
Total liabilities	315,068	304,877
Total equity	857,016	781,425
Total liabilities and equity	$1,172,084	$1,086,302

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended December 31				Year ended December 31
($000)	2011	2010	change		2011	2010	change

Revenue
Investment Information	$126,590	$120,357	5.2%		$500,909	$444,957	12.6%
Investment Management	31,981	30,796	3.8%		130,491	110,394	18.2%
Consolidated revenue	$158,571	$151,153	4.9%		$631,400	$555,351	13.7%

Revenue—U.S.	$112,075	$106,686	5.1%		$446,470	$398,215	12.1%
Revenue—International	$46,496	$44,467	4.6%		$184,930	$157,136	17.7%

Revenue—U.S. (percentage of consolidated revenue)	70.7%	70.6%	0.1pp		70.7%	71.7%	(1.0)pp
Revenue—International (percentage of consolidated revenue)	29.3%	29.4%	(0.1)pp		29.3%	28.3%	1.0pp

Operating income (loss)(1)
Investment Information	$30,684	$31,641	(3.0%	)	$131,514	$127,740	3.0%
Investment Management	16,050	15,679	2.4%		69,649	56,816	22.6%
Intangible amortization and corporate depreciation expense	(9,094)	(9,164)	(0.8%	)	(34,659)	(32,094)	8.0%
Corporate unallocated	(3,505)	(5,867)	(40.3%	)	(28,089)	(31,403)	(10.6%	)
Consolidated operating income	$34,135	$32,289	5.7%		$138,415	$121,059	14.3%

Operating margin(1)
Investment Information	24.2%	26.3%	(2.1)pp		26.3%	28.7%	(2.4)pp
Investment Management	50.2%	50.9%	(0.7)pp		53.4%	51.5%	1.9pp
Consolidated operating margin	21.5%	21.4%	0.1pp		21.9%	21.8%	0.1pp

(1) Includes stock-based compensation expense allocated to each segment.

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2011	($000)	Revenue
Licensed Data (Investment Information)	$106,732	16.9%
Investment Consulting (Investment Management)	78,574	12.4%
Morningstar Advisor Workstation (Investment Information)	77,459	12.3%
Morningstar.com (Investment Information)	54,169	8.6%
Morningtar Direct (Investment Information)	52,481	8.3%

Top Five Products (Segment)	Revenue	% of
Year Ended December 31, 2010	($000)	Revenue
Licensed Data (Investment Information)	$98,186	17.7%
Morningstar Advisor Workstation (Investment Information)	69,321	12.5%
Investment Consulting (Investment Management)	66,264	11.9%
Morningstar.com (Investment Information)	49,673	8.9%
Morningtar Direct (Investment Information)	38,069	6.9%

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of December 31
	2011	2010		% change
Our employees
Worldwide headcount (approximate)	3,465	3,225		7.4%
Number of worldwide equity and credit analysts (approximate)	165	145	(1)	13.8%
Number of worldwide fund analysts (approximate)	95	95		0.0%

Our business
Investment Information
Morningstar.com Premium Membership subscriptions (U.S.)	130,354	138,149	(2)	(5.6%	)
Registered users for Morningstar.com (U.S.)	6,891,458	6,300,033		9.4%
U.S. Advisor Workstation and Morningstar Office licenses	160,287	157,395	(3)	1.8%
Principia subscriptions	31,270	32,681		(4.3%	)
Morningstar Direct licenses	6,144	4,773		28.7%

Investment Management
Assets under advisement and management
Investment Consulting	$140.4 bil	$111.4 bil	(5)	26.0%
Retirement Solutions(4)	$37.4 bil	$35.1 bil		6.6%
Morningstar Managed Portfolios	$3.0 bil	$2.7 bil		11.1%

(1) Revised to include structured credit analysts

(2) Revised

(3) Revised to include licenses from the Annuity Intelligence business

(4) Revised to include Plan Sponsor Advice

(5) Revised; in addition, Ibbotson Australia is now included in the total

	Three months ended December 31		Year ended December 31
($000)	2011	2010	2011	2010
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$35,640	$32,973	$140,124	$127,791
Equity in net income of unconsolidated entities	451	246	1,848	1,422
Net (income) loss attributable to noncontrolling interests	(63)	(97)	43	(87)
Total	$36,028	$33,122	$142,015	$129,126
Income tax expense	$8,073	$9,619	$43,658	$42,756
Effective tax rate	22.4%	29.0%	30.7%	33.1%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Morningstar includes an acquired operation as part of revenue and expense from acquisitions for 12 months after the acquisition is completed. Operating expense related to acquisitions also includes amortization of intangible assets, professional fees, and expense related to vacant office space incurred as part of the acquisition process. It’s important to note that it’s difficult to precisely quantify the amount of operating expense from acquisitions. Morningstar doesn’t always maintain acquired operations as stand-alone businesses, and the company often integrates administrative or other functions with existing operations.

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended December 31			Year ended December 31
($000)	2011	2010	% change	2011	2010	% change

Consolidated revenue	$158,571	$151,153	4.9%	$631,400	$555,351	13.7%
Less: acquisitions	(306)	—	NMF	(15,326)	—	NMF
Favorable impact of foreign currency translations	(180)	—	NMF	(10,116)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$158,085	$151,153	4.6%	$605,958	$555,351	9.1%

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended December 31			Year ended December 31
($000)	2011	2010	% change	2011	2010	% change

International revenue	$46,496	$44,467	4.6%	$184,930	$157,136	17.7%
Less: acquisitions	—	—	—	(5,561)	—	NMF
Favorable impact of foreign currency translations	(180)	—	NMF	(10,116)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$46,316	$44,467	4.2%	$169,253	$157,136	7.7%

The following table summarizes the change in operating expense:

	Three months ended December 31			Year ended December 31
($000)	2011	2010	$ change	2011	2010	$ change
Total operating expense	$124,436	$118,864	$5,572	$492,985	$434,292	$58,693

Acquisitions			$137			$13,411
Unfavorable impact of foreign currency translations			335			9,462
All other changes in operating expense			5,100			35,820
Total			$5,572			$58,693

The table below shows the period in which Morningstar included each acquired operation in revenue and expense from acquisitions:

Acquisition	Date of acquisition	2011 revenue and expense from acquisitions
Footnoted business of Financial Fineprint Inc.	February 1, 2010	January 1 through January 31, 2011
Aegis Equities Research	April 1, 2010	January 1 through March 31, 2011
Old Broad Street Research Ltd.	April 12, 2010	January 1 through April 11, 2011
Realpoint, LLC	May 3, 2010	January 1 through May 2, 2011
Morningstar Danmark A/S	July 1, 2010	January 1 through June 30, 2011
Seeds Group	July 1, 2010	January 1 through June 30, 2011
Annuity intelligence business of Advanced Sales and Marketing Corporation	November 1, 2010	January 1 through October 31, 2011